Exhibit 99.1

ARKO Reports Record Revenue and Profitability in 2022

Operating Income of $167 Million Compared to $142.1 in 2021, $33.7 Million in Q4 2022 Compared to $28.4 Million in Q4 2021; Net Income of $72.0 Million Compared to $59.4 Million in 2021, $12.86 Million in Q4 2022 Compared to $12.93 Million in Q4 2021

Full Year Adjusted EBITDA of $301.1 Million, Compared to $256.6 in 2021, Q4 2022 Adjusted EBITDA of $72.4 Million Compared to $58.4 Million Q4 2021

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a Fortune 500 company and one of the largest convenience store operators in the United States, today announced financial results for the quarter and year ended December 31, 2022.

Fourth Quarter and Full Year 2022 Key Highlights 1

•
Operating income for the quarter was $33.7 million, compared to $28.4 million in the prior year quarter. For the year, operating income was $167.0 million, compared to $142.1 million in 2021.
•
Net income for the quarter was $12.86 million, compared to $12.93 million in the prior year period. Net income for the year was $72.0 million, compared to $59.4 million for the prior year.
•
Adjusted EBITDA was $72.4 million for the quarter, compared to $58.4 million in the prior year period. For the year, Adjusted EBITDA was $301.1 million, compared to $256.6 million in 2021.
•
Completed two accretive acquisitions, marking 22 acquisitions closed since 2013: Certain assets of Quarles Petroleum, Incorporated (“Quarles”); and the equity of Pride Convenience Holdings LLC (“Pride”). Announced two pending acquisitions to acquire the assets of Transit Energy Group LLC (“TEG”) and WTG Fuels Holdings LLC (“WTG”).
•
Same store merchandise sales excluding cigarettes increased 4.3% for the quarter and 2.6% for the year compared to the prior year periods and increased 9.2% on a two-year stack basis for the quarter and 7.4% for the year.
•
Merchandise margin increased 50 basis points to 30.5% for the fourth quarter, and 110 basis points for the full year.
•
Merchandise revenue for the year was $1.65 billion, an increase of $31.2 million compared to 2021. Merchandise revenue for the fourth quarter was $403.1 million, an increase of $7 million compared to the prior year period.
•
Retail fuel gross profit increased 16.3% for the fourth quarter to $104.3 million and increased 19.0% for the year to $416.2 million.
•
ARKO Corp.’s Board of Directors declared a quarterly dividend of $0.03 per share of common stock.

“ARKO had another excellent year in 2022, with strong performance that highlights our strength as a convenience retailer, with a clear strategy that has continued to drive growth in our business,” said Arie Kotler, Chairman, President and Chief Executive Officer of ARKO. “Our core convenience store business performed very well as the many initiatives undertaken this year matured. We successfully pursued accretive acquisitions, closing two, with two more slated to close in the first half of the year. We are focused on disciplined capital allocation, enhancing stores, building value for our customers through multiple initiatives, and pursuing strategic acquisitions. With our strong cash flow and balance sheet, I have confidence that we can continue to execute and create stockholder value over the long-term.”

1 Same store merchandise sales increase on a two-year stack basis is the same store merchandise sales increase in the current year added to the same store merchandise sales increase in the prior year period. This measure may be helpful to improve the understanding of trends in periods that are affected by variations in prior year growth rates. See also Use of Non-GAAP Measures below.

Fourth Quarter and Full Year 2022 Segment Highlights

Retail

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Fuel gallons sold	251,658	267,403	1,006,469	1,038,561
Same store fuel gallons sold decrease (%) [1]	(8.3%)	(0.2%)	(8.1%)	(1.3%)
Fuel margin, cents per gallon [2]	41.4	33.5	41.4	33.7
Merchandise revenue	$403,084	$396,106	$1,647,642	$1,616,404
Same store merchandise sales increase (decrease) (%) [1]	1.2%	0.2%	(1.0%)	1.6%
Same store merchandise sales excluding cigarettes increase (%) [1]	4.3%	4.9%	2.6%	4.8%
Merchandise contribution [3]	$122,771	$118,851	$501,219	$472,910
Merchandise margin [4]	30.5%	30.0%	30.4%	29.3%

[1] Same store is a common metric used in the convenience store industry. We consider a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

[3] Calculated as merchandise revenue less merchandise costs.

[4] Calculated as merchandise contribution divided by merchandise revenue.

For the fourth quarter, retail fuel profitability (excluding intercompany charges by the Company’s wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”)) increased approximately $14.6 million to $104.3 million, and, for the full year, increased $66.3 million to $416.2 million, both compared to the prior year periods. Strong fuel margin capture of 41.4 cents per gallon increased 23.6% for the fourth quarter and increased 22.8% to 41.4 cents per gallon for the full year compared to the prior year periods. There was an increase in same store fuel profit of $11.3 million for the quarter, and an increase of $47.4 million for the year (excluding intercompany charges by GPMP).

Same store merchandise sales excluding cigarettes increased 4.3% for the quarter and 2.6% for the year and increased on a two-year stack basis by 9.2% for the quarter and 7.4% for the year. Total merchandise contribution increased $3.9 million, or 3.3% for the quarter, with merchandise margin increasing 50 basis points compared to the prior year quarter. For the year, total merchandise contribution increased $28.3 million, or 6.0% compared to the prior year. Merchandise margin increased approximately 110 basis points to 30.4% for the year as a result of favorable changes in sales mix.

Wholesale

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Fuel gallons sold – fuel supply locations	182,871	200,794	746,513	814,628
Fuel gallons sold – consignment agent locations	40,921	40,546	156,059	163,391
Fuel margin, cents per gallon[1] – fuel supply locations	6.2	6.5	6.8	5.8
Fuel margin, cents per gallon[1] – consignment agent locations	26.8	27.2	30.2	25.4

[1] Calculated as fuel revenue less fuel costs, divided by fuel gallons sold; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

Wholesale fuel contribution (excluding intercompany charges by GPMP) decreased approximately $1.8 million for the quarter, and increased approximately $9.7 million for the full year.

Fuel contribution from fuel supply locations (excluding intercompany charges by GPMP) decreased by $1.7 million for the quarter, primarily due to a $0.9 million fee recognized as income in the fourth quarter of 2021 in connection to the termination of several fuel supply contracts with independent dealers, which we did not record in the fourth quarter of 2022, and lower volumes. For the year, fuel contribution from fuel supply locations (excluding intercompany charges by GPMP) increased by $4.2 million, and fuel margin increased compared to 2021 primarily due to greater prompt pay discounts related to higher fuel costs, greater fuel rebates, and contribution from the Quarles acquisition.

Fuel contribution from consignment agent locations (excluding intercompany charges by GPMP) decreased approximately $0.1 million for the quarter and increased $5.5 million for the year. For the quarter, the decrease was due to fuel margin declining $0.4 cents compared to the prior year period, with contributions from the Quarles acquisition offsetting the decline. For the year, the increase was due to an increase in fuel margin of 4.8 cents per gallon due to greater prompt pay discounts related to higher fuel costs, greater fuel rebates, improved rack to retail margins and contribution from the Quarles acquisition, which was offset by lower volumes.

Fleet Fueling

	For the Three Months Ended December 31,	For the Year Ended December 31,
	2022	2022
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	31,040	57,104
Fuel gallons sold – third-party cardlock locations	1,585	2,882
Fuel margin, cents per gallon[1] – proprietary cardlock locations	53.9	48.4
Fuel margin, cents per gallon[1] – third-party cardlock locations	7.8	6.5

[1] Calculated as fuel revenue less fuel costs divided by fuel gallons sold; excludes the estimated fixed fee charged by GPMP to sites in the fleet fueling segment.

The fleet fueling segment was added to the Company’s business on July 22, 2022, upon the closing of the Quarles acquisition and was rapidly integrated during the second half of 2022. The Company recognized strong cash flow from this segment following the closing of the Quarles acquisition due to fuel price volatility in the second half of 2022. Fuel profitability (excluding intercompany charges by GPMP) was approximately $16.9 million for the quarter, and approximately $27.8 million for the full year. 2

Store Operating Expenses

For the fourth quarter of 2022, convenience store operating expenses increased $13.6 million, or 8.7%, due to incremental expenses related to the Pride acquisition and an increase in expenses at same stores, including $7.0 million of higher personnel costs, or 11.5%, and $0.7 million of higher credit card fees, or 3.5%, due to higher retail prices. For the year ended December 31, 2022, store operating expenses increased $75.9 million, or 12.8%, as compared to the year ended December 31, 2021, due to approximately $36 million of incremental expenses related to the Pride acquisition and the acquisitions completed in 2021 and an increase in expenses at same stores, including $32.0 million of higher personnel costs, or 14.2%, and $10.4 million of higher credit card fees, or 14.5%, due to higher retail prices. The increase in store operating expenses was partially offset by underperforming retail stores that were closed or converted to independent dealers.

Long-Term Growth Strategy Updates

Acquisitions

ARKO continued to execute its long-term growth strategy with four accretive acquisitions announced in 2022, marking 22 total acquisitions completed since 2013 and two more pending.

Quarles Acquisition

The Quarles acquisition closed on July 22, 2022, adding 121 proprietary Quarles-branded cardlock sites and 63 third-party cardlock sites for fleet fueling operations, and 46 independent dealer locations, including certain lessee-dealer sites. For the period from the acquisition closing date through December 31, 2022, the Company recognized $317.2 million in revenue and $20 million of Adjusted EBITDA related to the Quarles acquisition.

Pride Acquisition

The Pride acquisition closed on December 6, 2022, adding 31 convenience stores in Massachusetts and Connecticut, and one new-to-industry (NTI) store that broke ground in July 2022. The Company is integrating this acquisition and looks forward to adding value to these stores with a larger assortment and new promotions. For the period from the acquisition closing date through December 31, 2022, the Company recognized $25.7 million in revenue and $1.8 million of Adjusted EBITDA related to the Pride acquisition.

The Pride acquisition increased the Company’s total EV charging network, with 18 chargers installed across five stores in Massachusetts, for a total of 21 chargers across three states currently in the Company’s network, with multiple installation projects in the pipeline.

2 Full year results for the fleet fueling segment reflect a commencement of operations of such segment on July 22, 2022.

Pending Transit Energy Group Acquisition

On September 9, 2022, the Company entered into a purchase agreement to acquire from TEG company-operated convenience stores and gas stations (of which there are anticipated to be approximately 135 at closing), fuel supply rights to independent dealer locations (of which there are anticipated to be approximately 190 at closing), as well as other assets, all in the Southeastern United States. The Company currently anticipates closing this acquisition in the first quarter of 2023.

Pending WTG Fuels Holdings LLC Acquisition

On December 6, 2022, the Company entered into an asset purchase agreement to acquire from WTG certain assets, including 24 Uncle’s Convenience Stores located across western Texas, and 57 proprietary GASCARD-branded fleet fueling cardlock sites and 52 private cardlock sites located in western Texas and southeastern New Mexico. The Company currently anticipates closing this acquisition in the second quarter of 2023.

Other Strategic Initiatives

In 2022, the Company fully remodeled six stores, and commenced the planning and engineering phase of an NTI store in Atlanta, Texas, with expected construction completion in 2024.

The Company continued to make progress on numerous in-store sales growth and margin enhancing initiatives, including preparing its store network for activation of the enhanced, customer relationship-focused fas REWARDS® loyalty mobile app, with high value features for the benefit of its approximately 1.3 million currently enrolled members and new loyalty customers.

For the year, the Company successfully installed 548 bean-to-cup coffee machines. As this initiative matures and marketing gains traction, stores with bean-to-cup machines have increased coffee unit sales by an average of 7.2% since installation, and loyalty members taking advantage of the $0.99 coffee program enjoyed over 741,000 more cups compared to 2021.

The Company now has 18 Sbarro, the Original New York Pizza, locations and is currently working on additional new food offerings. The Company continues to make progress identifying food offerings with a value proposition that resonates with its customers and increases margins, trips and average basket size.

Liquidity and Capital Expenditures

As of December 31, 2022, the Company’s total liquidity was approximately $675 million, consisting of cash and cash equivalents of approximately $299 million and approximately $376 million available under lines of credit. Outstanding debt was $752 million, resulting in net debt, excluding financing leases, of approximately $453 million. Capital expenditures were approximately $98.6 million for the year ended December 31, 2022, including the purchase of certain fee properties, bean-to-cup coffee equipment, upgrades to fuel dispensers and other investments in its stores, compared to net capital expenditures of $73 million3 for the prior year.

3 Representing capital expenditures of $226.2 million, net of $152.9 million of proceeds paid by Oak Street for two transactions accounted for as deemed sale-leasebacks.

Quarterly Dividend and Share Repurchase Program

The Company’s ability to return cash to its stockholders through its cash dividend program and share repurchase program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and strong financial position.

The Company’s Board of Directors declared a quarterly dividend of $0.03 per share of common stock, to be paid on March 21, 2023, to stockholders of record as of March 9, 2023.

In February 2022, the Company’s Board of Directors authorized a share repurchase program for up to an aggregate of $50 million of outstanding shares of common stock. In the year ended December 31, 2022, the Company repurchased approximately 4.5 million shares of common stock under the repurchase program for approximately $39.0 million, or an average share price of $8.60.

Oak Street Purchases

In April 2022, the Company secured a $1.15 billion real property commitment from Oak Street, a division of Blue Owl Capital (“Oak Street”). This was an extension and increase in funds of an agreement originally signed in May 2021. In the fourth quarter of 2022, Oak Street paid approximately $201.7 million to acquire the entity holding certain real estate assets related to the Pride acquisition.

The Company entered into a master lease agreement with Oak Street to lease the properties for a term of 20 years, with six five-year renewal options. There is approximately $948.3 million remaining in the $1.15 billion real property commitment from Oak Street. Oak Street is expected to pay approximately $375 million of the consideration for the pending TEG and WTG acquisitions anticipated to close in the first half of 2023.

Environmental Sustainability, Social Responsibility, and Corporate Governance (ESG)

On December 27, 2022, ARKO published its inaugural ESG report, built upon its ESG policy and reporting a baseline governance framework, environmental initiatives and social responsibility initiatives. The report can be accessed using this link: https://www.arkocorp.com/company-information/responsibility.

Company-Operated Retail Store Count and Segment Update

The following tables present certain information regarding changes in the retail, wholesale and fleet fueling segments for the periods presented:

	For the Three Months Ended December 31,		For the Year Ended December 31,
Retail Segment	2022	2021	2022	2021
Number of sites at beginning of period	1,383	1,379	1,406	1,330
Acquired sites	32	36	32	97
Newly opened or reopened sites	—	—	—	1
Company-controlled sites converted to
consignment or fuel supply locations, net	(8)	(6)	(17)	(9)
Closed, relocated or divested sites	(3)	(3)	(17)	(13)
Number of sites at end of period	1,404	1,406	1,404	1,406

	For the Three Months Ended December 31,		For the Year Ended December 31,
Wholesale Segment [1]	2022	2021	2022	2021
Number of sites at beginning of period	1,670	1,633	1,628	1,597
Acquired sites	—	—	46	—
Newly opened or reopened sites [2]	14	15	74	76
Consignment or fuel supply locations converted
from Company-controlled sites, net	8	6	17	9
Closed, relocated or divested sites	(18)	(26)	(91)	(54)
Number of sites at end of period	1,674	1,628	1,674	1,628

[1] Excludes bulk and spot purchasers.

[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended December 31,	For the Year Ended December 31,
Fleet Fueling Segment	2022	2022
Number of sites at beginning of period	183	—
Acquired sites	—	184
Closed, relocated or divested sites	—	(1)
Number of sites at end of period	183	183

Conference Call and Webcast Details

The Company will host a conference call to discuss these results at 10:00 a.m. Eastern Time on February 28, 2023. Investors and analysts interested in participating in the live call can dial 877-605-1792 or 201-689-8728.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, our highly recognizable family of community brands offers delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. Our high value fas REWARDS® loyalty program offers exclusive savings on merchandise and gas. We operate in four reportable segments: retail, which includes convenience stores selling merchandise and fuel products to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites and charges a fixed fee, primarily to our fleet fueling sites; and fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control, including the potential resurgence of the coronavirus (COVID-19) pandemic; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information provides greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition costs, other non-cash items, and other unusual or non-recurring charges. Each of EBITDA and Adjusted EBITDA is a non-GAAP financial measure.

The Company defines free cash flow as net cash provided by operating activities less the purchase of property and equipment. The Company uses EBITDA, Adjusted EBITDA, and free cash flow for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA, Adjusted EBITDA, and free cash flow are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA, Adjusted EBITDA, and free cash flow provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

EBITDA, Adjusted EBITDA, and free cash flow are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, EBITDA, Adjusted EBITDA, and free cash flow, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Media Contact

Andrew Petro

Matter on behalf of ARKO

(978) 518-4531

apetro@matternow.com

Investor Contact

Ross Parman

ARKO Corp.

investors@gpminvestments.com

	Consolidated statements of operations

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Revenues:
Fuel revenue	$1,752,136	$1,570,264	$7,401,090	$5,714,333
Merchandise revenue	403,084	396,106	1,647,642	1,616,404
Other revenues, net	24,858	21,835	94,067	86,661
Total revenues	2,180,078	1,988,205	9,142,799	7,417,398
Operating expenses:
Fuel costs	1,606,546	1,456,336	6,856,651	5,275,907
Merchandise costs	280,313	277,255	1,146,423	1,143,494
Store operating expenses	186,977	166,480	721,174	630,518
General and administrative expenses	39,274	33,397	139,969	124,667
Depreciation and amortization	26,702	25,648	101,752	97,194
Total operating expenses	2,139,812	1,959,116	8,965,969	7,271,780
Other expenses, net	6,547	725	9,816	3,536
Operating income	33,719	28,364	167,014	142,082
Interest and other financial income	2,721	7,876	3,178	3,005
Interest and other financial expenses	(19,016)	(24,041)	(62,583)	(74,212)
Income before income taxes	17,424	12,199	107,609	70,875
Income tax (expense) benefit	(4,497)	651	(35,557)	(11,634)
(Loss) income from equity investment	(67)	81	(74)	186
Net income	$12,860	$12,931	$71,978	$59,427
Less: Net income attributable to non-controlling interests	49	50	231	229
Net income attributable to ARKO Corp.	$12,811	$12,881	$71,747	$59,198
Series A redeemable preferred stock dividends	(1,449)	(1,450)	(5,750)	(5,735)
Net income attributable to common shareholders	$11,362	$11,431	$65,997	$53,463
Net income per share attributable to common shareholders - basic	$0.09	$0.09	$0.54	$0.43
Net income per share attributable to common shareholders - diluted	$0.09	$0.09	$0.53	$0.42
Weighted average shares outstanding:
Basic	120,074	124,428	121,476	124,412
Diluted	121,508	124,953	123,224	125,437

	Consolidated balance sheets

	December 31, 2022	December 31, 2021
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$298,529	$252,141
Restricted cash	18,240	20,402
Short-term investments	2,400	58,807
Trade receivables, net	118,140	62,342
Inventory	221,951	197,836
Other current assets	87,873	92,095
Total current assets	747,133	683,623
Non-current assets:
Property and equipment, net	645,809	548,969
Right-of-use assets under operating leases	1,203,188	1,064,982
Right-of-use assets under financing leases, net	182,113	192,378
Goodwill	217,297	197,648
Intangible assets, net	197,123	185,993
Equity investment	2,924	2,998
Deferred tax asset	22,728	41,047
Other non-current assets	36,855	24,637
Total assets	$3,255,170	$2,942,275
Liabilities
Current liabilities:
Long-term debt, current portion	$11,944	$40,384
Accounts payable	217,370	172,918
Other current liabilities	154,097	137,488
Operating leases, current portion	57,563	51,261
Financing leases, current portion	5,457	6,383
Total current liabilities	446,431	408,434
Non-current liabilities:
Long-term debt, net	740,043	676,625
Asset retirement obligation	64,909	58,021
Operating leases	1,218,045	1,076,905
Financing leases	225,907	229,215
Deferred tax liability	—	2,546
Other non-current liabilities	178,945	136,853
Total liabilities	2,874,280	2,588,599

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Treasury stock	(40,042)	—
Additional paid-in capital	229,995	217,675
Accumulated other comprehensive income	9,119	9,119
Retained earnings	81,750	26,646
Total shareholders' equity	280,834	253,452
Non-controlling interest	56	224
Total equity	280,890	253,676
Total liabilities, redeemable preferred stock and equity	$3,255,170	$2,942,275

	Consolidated statements of cash flows
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Cash flows from operating activities:
Net income	$12,860	$12,931	$71,978	$59,427
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,702	25,648	101,752	97,194
Deferred income taxes	1,572	938	22,300	4,848
Loss (gain) on disposal of assets and impairment charges	2,342	(514)	5,731	1,384
Foreign currency (gain) loss	(14)	(144)	227	(1,320)
Amortization of deferred financing costs, debt discount and premium	620	7,881	2,514	9,304
Amortization of deferred income	(2,455)	(3,225)	(9,724)	(10,327)
Accretion of asset retirement obligation	574	439	1,833	1,705
Non-cash rent	2,189	1,586	7,903	6,359
Charges to allowance for credit losses	186	151	659	601
Loss (income) from equity investment	67	(81)	74	(186)
Share-based compensation	3,134	1,677	12,161	5,804
Fair value adjustment of financial assets and liabilities	452	(5,416)	(3,396)	3,821
Other operating activities, net	(80)	(50)	775	677
Changes in assets and liabilities:
Decrease (increase) in trade receivables	9,638	3,689	(50,229)	(16,003)
Decrease (increase) in inventory	7,720	(4,083)	(6,850)	(21,816)
Decrease (increase) in other assets	8,843	4,627	1,476	(5,421)
(Decrease) increase in accounts payable	(5,848)	(8,348)	31,645	16,813
(Decrease) increase in other current liabilities	(747)	4,374	6,884	7,867
Decrease in asset retirement obligation	(1)	(2)	(95)	(130)
Increase (decrease) in non-current liabilities	1,739	(2,434)	11,638	(1,410)
Net cash provided by operating activities	69,493	39,644	209,256	159,191
Cash flows from investing activities:
Purchase of property and equipment	(25,693)	(178,082)	(98,595)	(226,205)
Purchase of intangible assets	—	(24)	(176)	(246)
Proceeds from sale of property and equipment	147,521	248,169	287,901	284,854
Business acquisitions, net of cash	(228,523)	(109,543)	(419,726)	(203,070)
Prepayment for WTG acquisition	(4,000)	—	(4,000)	—
(Increase) decrease in investments	—	(27,110)	58,934	(27,110)
Loans to equity investment, net	—	—	174	—
Net cash used in investing activities	(110,695)	(66,590)	(175,488)	(171,777)
Cash flows from financing activities:
Receipt of long-term debt, net	19,446	442,723	70,896	484,089
Repayment of debt	(3,576)	(426,543)	(45,948)	(531,834)
Principal payments on financing leases	(1,529)	(2,044)	(6,543)	(8,094)
Proceeds from sale-leaseback	54,988	619	54,988	44,188
Payment of Additional Consideration	(3,828)	(3,828)	(5,913)	(3,828)
Payment of merger transaction issuance costs	—	(9)	—	(4,773)
Common stock repurchased	—	—	(40,042)	—
Dividends paid on common stock	(3,602)	—	(10,893)	—
Dividends paid on redeemable preferred stock	(1,449)	(1,450)	(5,750)	(5,892)
Distributions to non-controlling interests	(60)	(60)	(240)	(240)
Net cash provided by (used in) financing activities	60,390	9,408	10,555	(26,384)

Net increase (decrease) in cash and cash equivalents and restricted cash	19,188	(17,538)	44,323	(38,970)
Effect of exchange rate on cash and cash equivalents and restricted cash	12	(24)	(97)	(1,464)
Cash and cash equivalents and restricted cash, beginning of period	297,569	290,105	272,543	312,977
Cash and cash equivalents and restricted cash, end of period	$316,769	$272,543	$316,769	$272,543

	Reconciliation of EBITDA and Adjusted EBITDA
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Net income	$12,860	$12,931	$71,978	$59,427
Interest and other financing expenses, net	16,295	16,165	59,405	71,207
Income tax expense (benefit)	4,497	(651)	35,557	11,634
Depreciation and amortization	26,702	25,648	101,752	97,194
EBITDA	60,354	54,093	268,692	239,462
Non-cash rent expense (a)	2,189	1,586	7,903	6,359
Acquisition costs (b)	4,985	1,585	8,162	5,366
Loss (gain) on disposal of assets and impairment charges (c)	2,342	(514)	5,731	1,384
Share-based compensation expense (d)	3,134	1,677	12,161	5,804
Loss (income) from equity investment (e)	67	(81)	74	(186)
Adjustment to contingent consideration (f)	(128)	—	(2,204)	(1,740)
Internal entity realignment and streamlining (g)	67	—	475	—
Other (h)	(577)	26	60	126
Adjusted EBITDA	$72,433	$58,372	$301,054	$256,575

(a) Eliminates the non-cash portion of rent, which reflects the extent to which our GAAP rent expense recognized exceeds (or is less than) our cash rent payments. The GAAP rent expense adjustment can vary depending on the terms of our lease portfolio, which has been impacted by our recent acquisitions. For newer leases, our rent expense recognized typically exceeds our cash rent payments, while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(b) Eliminates costs incurred that are directly attributable to historical business acquisitions and salaries of employees whose primary job function is to execute our acquisition strategy and facilitate integration of acquired operations.

(c) Eliminates the non-cash loss (gain) from the sale of property and equipment, the loss (gain) recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(d) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate our employees, certain non-employees and members of our Board.

(e) Eliminates our share of loss (income) attributable to our unconsolidated equity investment.

(f) Eliminates fair value adjustments to the contingent consideration owed to the seller for the 2020 Empire Acquisition and owed by the seller in the 2019 acquisition of 64 sites from a third party.

(g) Eliminates non-recurring charges related to our internal entity realignment and streamlining.

(h) Eliminates other unusual or non-recurring items that we do not consider to be meaningful in assessing operating performance.

	Reconciliation of Free Cash Flow
	For the Three Months Ended December 31,			For the Year Ended December 31,
	2022	2021		2022	2021
	(in thousands)
Net cash provided by operating activities	$69,493	$39,644		209,256	159,191
Purchase of property and equipment	(25,693)	(25,212)	(a)	(98,595)	(73,335)	(a)
Free cash flow	$43,800	$14,432		110,661	85,856

(a) Representing capital expenditures of $226.2 million for 2021 and $178.1 million for the fourth quarter of 2021, net of $152.9 million of proceeds paid by Oak Street for two transactions accounted for as deemed sale-leasebacks.